INVESTOR CONTACT	EXHIBIT 99.1

Scott Wylie

Vice President – Investor Relations

Altera Corporation

(408) 544-6996

swylie@altera.com

MEDIA CONTACT

Anna del Rosario

Director – Public Relations

Altera Corporation

(408) 544-6866

anna.delrosario@altera.com

ALTERA REPORTS FIRST QUARTER RESULTS

SALES INCREASE 12% SEQUENTIALLY

San Jose, Calif., April 21, 2004—Altera Corporation (Nasdaq: ALTR) today announced first quarter sales of $242.9 million, up 12% from the fourth quarter of 2003, and 25% from the first quarter of 2003. Sales of the company’s new products grew 32% sequentially.

First quarter net income was $58.8 million, $0.15 per diluted share, up 95% versus net income of $30.1 million, $0.08 per diluted share, in the first quarter of 2003. Gross margin was 68.8% for the first quarter of 2004 versus 67.1% for the first quarter of 2003. Gross margin included a 150 basis point ($3.6 million) benefit in the first quarter of 2004 and a 470 basis point ($9.1 million) benefit in the first quarter of 2003 resulting from the sale of inventory previously written down in 2001.

Altera repurchased 2.3 million shares of its common stock during the quarter at a cost of $51.6 million and ended the quarter with $1.1 billion in cash and short-term investments.

“This has been another quarter with outstanding growth from our new products. Sales of Cyclone™ devices continue to ramp, with one million units shipped in this quarter, bringing our cumulative shipments to 2 million units. Cyclone devices are the clear leader among the newest generation low-cost FPGAs. In the high-density market, the combination of Stratix® devices and our HardCopy® solution continues to draw new customers to Altera, adding to our new product momentum,” said John Daane, president and CEO. “We announced two next generation products during the quarter—both based on truly unique Altera architectures. Our 90-nm Stratix II devices use the industry’s first adaptable FPGA architecture and are the industry’s largest and fastest chips, offering performance and capabilities previously only available in ASICs and ASSPs. In addition, the MAX® II CPLD family signals the arrival of a radically different CPLD architecture. The MAX II family provides a superior solution for today’s CPLD customers and the opportunity for Altera to set a new standard for the industry.”

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Altera continued to advance its leadership position in system-on-a-programmable-chip (SOPC) solutions.

•	Altera’s HardCopy Stratix structured ASIC has been named EDN’s Innovation of the Year winner. Altera received the same award in 2003 for its Stratix family of FPGAs. These awards, which honor outstanding products in the electronics industry, are the result of selection by EDN’s technical editors and online voting by EDN’s worldwide readers. Altera’s second straight win in this category reaffirms the company’s ongoing success in delivering innovative solutions and highlights the company’s leadership in the rapidly emerging structured ASIC market.

•	In order to capture the full performance potential of the advanced 90-nm process, Altera’s newly announced Stratix II family was developed with the industry’s first adaptable FPGA architecture. More efficient than previous approaches, the unique 90-nm based Stratix II architecture enables the Stratix II family to offer more than double the logic density with performance 50% faster than first-generation Stratix devices. The combination of 90-nm process benefits and this unique architecture also delivers dramatically lower pricing for Altera’s customers. As a result, the Stratix II family is an attractive alternative to many of the more costly and less flexible ASICs, ASSPs, microprocessors, and digital signal processing (DSP) solutions traditionally employed in today’s electronic systems.

•	Building on more than a decade of CPLD leadership and innovation, Altera has announced the MAX II family, which offers customers half the cost, one-tenth the power, four times the density, and twice the performance of the previous MAX generation. In contrast to traditional CPLDs, MAX II devices are built on a 0.18-micron embedded flash-based process utilizing a look-up-table architecture. With a resulting die size one quarter that of competing CPLDs, the MAX II family delivers, in a single reprogrammable chip, nonvolatile instant-on capability at dramatically lower prices. The MAX II family is now fully supported in Altera’s Quartus® II software. Initial devices are expected to ship mid-year.

•	Recent benchmarking analysis confirms that Altera’s newest generation products outperform the competition and deliver unrivalled performance to Altera’s customers. These results are a direct consequence of a customer focused development process and the creation of innovative architectures that leverage the full performance potential available at the industry’s most advanced process nodes. Comparing Stratix II, MAX II, and Cyclone performance against the leading competitive offerings demonstrate a consistent and significant Altera performance advantage. Compared to other high-density FPGAs, Stratix II devices outperform Xilinx’s Virtex-II Pro by on average 50%. Among high-volume FPGAs, Altera’s 130-nm based Cyclone devices outperform Xilinx’s 90-nm Spartan-3 devices by on average more than 70%. In the CPLD category, the MAX II family outperforms Lattice’s ispXPLD CPLDs by on average 80% and Xilinx’s CoolRunner devices by on average 50%. Comparisons are based on customer design suites ranging from 50 to 100 designs. Complete details are available at www.altera.com.

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Conference Call and Quarterly Update:

A conference call will be held today at 1:45 p.m. Pacific Time to discuss the quarter’s results and management’s outlook for the second quarter. The webcast and subsequent replay will be available in the investor relations section of the company’s web site at http://www.altera.com. A telephonic replay of the call may be accessed later in the day by calling (719) 457-0820 and referencing confirmation code 258712. The telephonic replay will be available for two weeks following the live call.

Altera’s second quarter business update will be made available on June 1 after the market close and will be posted on the company’s web site. Those who do not have access to the Internet may contact Altera’s investor relations department directly at (408) 544-7707.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements,” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expects”, or words that imply or predict a future state. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty which can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, the risk that future performance is dependent on the design performance of software and other tools, customer business environment, Altera’s ability to meet product introduction schedules, the company’s success at penetrating new markets and applications, market acceptance of the company’s products, the rate of growth of the company’s new products and in particular the Stratix, Stratix GX, and Cyclone device families, as well as changing economic conditions, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera Corporation (Nasdaq: ALTR) is the world’s pioneer of system-on-a-programmable-chip (SOPC) solutions. Combining programmable logic technology with software tools, intellectual property, and technical services, Altera provides high-value programmable solutions to approximately 14,000 customers worldwide. More information is available at http://www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries. All other product or service names are the property of their respective holder.

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ALTERA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data and note)

(Unaudited)

	THREE MONTHS ENDED
	Apr. 2 2004	Jan. 2 2004	Apr. 4 2003
Net sales	$242,908	$217,426	$195,076

Costs and expenses:
Cost of sales	75,841	70,613	64,258
Research and development	42,582	41,274	50,188
Selling, general, and administrative	49,878	47,869	44,203

Total costs and expenses	168,301	159,756	158,649

Income from operations	74,607	57,670	36,427
Interest and other income, net	3,736	4,167	4,836

Income before income taxes	78,343	61,837	41,263
Provision for income taxes	(19,586)	(16,695)	(11,141)

Net income	$58,757	$45,142	$30,122

Income per share:
Basic	$0.16	$0.12	$0.08

Diluted	$0.15	$0.12	$0.08

Shares used in computation:
Basic	375,736	378,199	382,637

Diluted	385,793	388,299	388,253

Tax rate	25.0%	27.0%	27.0%
% of Sales:
Gross margin	68.8%	67.5%	67.1%
Research and development	17.5%	19.0%	25.7%
Selling, general, and administrative	20.6%	22.0%	22.7%
Income from operations	30.7%	26.5%	18.7%
Net income	24.2%	20.8%	15.4%

Note: Statements of operations for the three month periods ended April 2, 2004, January 2, 2004, and April 4, 2003 included benefits of $3.6 million, $3.1 million and $9.1 million, respectively, resulting from the sale of inventory previously written down in 2001. Such benefits had a favorable gross margin impact of 1.5%, 1.4%, and 4.7%, respectively.

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ALTERA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	Apr. 2 2004	Jan. 2 2004
Assets
Current assets:
Cash and short-term investments	$1,054,022	$1,031,890
Accounts receivable, net	129,649	87,204
Inventories	46,674	44,583
Other current assets	116,904	106,355

Total current assets	1,347,249	1,270,032
Long-term investments	—	14,451
Property and equipment, net	158,372	160,924
Intangible and other assets, net	40,309	42,199

	$1,545,930	$1,487,606

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and current liabilities	$157,775	$139,781
Deferred income and allowances on sales to distributors	262,811	245,421

Total current liabilities	420,586	385,202
Stockholders’ equity	1,125,344	1,102,404

	$1,545,930	$1,487,606

Key Ratios & Information
Current Assets/Current Liabilities	3:1	3:1
Liabilities/Equity	1:3	1:3
Annualized Return on Equity	21%	14%
Quarterly Depreciation Expense	$6,964	$10,875
Quarterly Capital Expenditures	$4,412	$4,615
Annualized Sales per Employee	$483	$426
Number of Employees	2,028	1,995
Inventory MSOH (a): Altera	1.8	1.9
Inventory MSOH (a): Distribution	1.7	1.7
Days Sales Outstanding	49	36

(a)	MSOH: Months Supply On Hand

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ALTERA CORPORATION

REVENUE SUMMARY

(Unaudited)

	Q1'04	Q4'03	Q1'03	Q-Q Growth	Y-Y Growth
Geography
North America	30%	31%	34%	9%	11%

Europe	24%	21%	25%	31%	20%
Japan	25%	24%	25%	15%	24%
Asia Pacific	21%	24%	16%	-4%	61%

International	70%	69%	66%	13%	32%

Total	100%	100%	100%	12%	25%

Product Category
New	19%	16%	7%	32%	245%
Mainstream	46%	47%	52%	8%	10%
Mature & Other	35%	37%	41%	7%	6%

Total	100%	100%	100%	12%	25%

Market Segment
Communications	42%	47%	42%	1%	25%
Industrial	32%	29%	31%	23%	27%
Computer & Storage	11%	11%	11%	14%	21%
Consumer	15%	13%	16%	23%	20%

Total	100%	100%	100%	12%	25%

Product Category
Category	Products
New	Stratix, Stratix GX, Cyclone, MAX 3000A, and HardCopy devices
Mainstream	APEX 20K, APEX 20KC, APEX 20KE, APEX II, FLEX 10KE, ACEX 1K, Excalibur, Mercury, MAX 7000A, and MAX 7000B devices
Mature & Other	FLEX 6000, FLEX 8000, FLEX 10K, FLEX 10KA, MAX 7000, MAX 7000S, MAX 9000, Classic, configuration and other devices, software and other tools, and intellectual property cores

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